Exhibit 99.a

FOR IMMEDIATE RELEASE

Contacts:
Maury Taylor, Chairman and CEO
(952) 476-9093
Bill Wright, Director of Investor Relations
(612) 382-1194

ProUroCare Medical Announces an NIH Development Grant

Minneapolis – October 4, 2006 – ProUroCare Medical Inc. (OTCBB:PRRC), a development stage company that is using innovative vision and sensing technologies to increase the safety and efficacy of medical diagnostic and therapeutic procedures, announced that their development partner, Artann Laboratories Inc. of West Trenton, New Jersey, has been awarded a Small Business Innovation Research Phase II Competitive Renewal grant from the National Cancer Institute. The aim of the grant is to help advance the development and application for the FDA clearance of the ProUroScanTM, a prostate mechanical imaging system to be commercialized by ProUroCare.  The three-year grant will provide up to $3 million for ProUroScanTM development, effective September 29, 2006

The ProUroScanTM is designed as a portable cost-effective device that mimics a digital rectal examination of the prostate. The system will provide a highly sensitive, reliable, quantitative exam that is able to identify and map tissue abnormalities.  Additionally, electronically stored images can be used to monitor changes in the prostate over time. The device is intended to be used for both screening and diagnostic purposes in evaluating patients for prostate cancer.

Maury Taylor, ProUroCare’s CEO, stated “The funds provided by this grant will be instrumental in moving the ProUroScan system through the remaining stages of product development and on through clinical studies and FDA approval.  This grant will help ensure commercialization of a product that has important patient and economic benefits.”

About ProUroCare

ProUroCare Medical Inc., based in Minneapolis, is developing innovative diagnostic and treatment approaches for male prostate disease and other genito-urinary related conditions.  The company is primarily focused on tactile sensor technology and the ProUroScan™ system that is capable of identifying tissue abnormalities and mapping the prostate to assist the physician’s diagnostic process.  In addition, ProUroCare is developing the ProUroVision™ proprietary vision technology for thermal therapy systems to aid in the treatment of prostate-related diseases.

ARTANN Laboratories, Inc. (Artann) is an innovative technology portfolio holding company with the mission of early stage development and validation of original technologies and devices. The company was founded in 1995 and is now operated by a core team of scientific research professionals. The value of Artann’s research has been recognized by the support of the Small Business Innovation Research grants from various federal agencies. Artann is the recipient of over 30 grant and contract awards from the various institutes of the National Institutes of Health, from NASA and Department of Defense.

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